EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 21st day of September, 2006, by and between Advanced Communication Technologies, Inc., a Florida corporation ("ACT"), and John A. Donahue, an individual whose current address is 527 W. 110 Street, #65, New York, NY 10025 ("Executive"). ACT together with any and all of its respective subsidiaries shall be referred to collectively herein as the "Company."

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Employment.

(a) ACT hereby employs Executive, and Executive hereby accepts employment with ACT, as Chief Financial Officer and Assistant Secretary, or such other executive position with similar responsibilities and duties of a chief operating officer and assistant secretary of a company as may be determined by the Board of Directors of ACT (the "Board") from time to time during the Employment Period (as defined below).

(b) In addition to his duties set forth in this Section 1 and in Section 3 below, Executive shall at the request of the ACT CEO (as defined below) or the Board serve as an officer or director of a subsidiary of ACT, without additional compensation and subject to any policy of the Compensation Committee of the Board (the "Compensation Committee") with respect to directors' fees.

2.  Term. The initial term of this Agreement shall commence on September 25, 2006 (the “Effective Date”) and expire on the second anniversary thereof (the "Initial Employment Period"), unless earlier terminated in accordance with its terms; provided, however, that the Company shall have the option of retaining the services of Executive, on the terms set forth in this Agreement, for an additional one-year period by providing Executive with written notice thereof not less than thirty (30) days prior to the expiration of the Initial Employment Period (the "Option Period" and together with the Initial Employment Period, the "Employment Period"). Unless earlier terminated in accordance herewith, upon expiration of the Option Period, this Agreement shall be deemed to have been extended for additional terms of successive one year periods commencing on the day after the expiration of the then current Employment Period.

3.  Employment and Duties.

3.1    Duties and Responsibilities.

(a) Executive’s area of responsibility during the Employment Period shall be that of Chief Financial Officer of ACT and any such other position as an officer or director of a subsidiary of ACT to which the ACT CEO or the Board may appoint him. Executive shall directly report to the Chief Executive Officer of ACT (the "ACT CEO"), or such other senior executive officer of ACT, as determined from time to time by the Company. The services to be rendered by Executive pursuant to this Agreement shall consist of such services as defined and directed by the Board or the ACT CEO.

(b) During the Employment Period, Executive shall serve the Company faithfully and to the best of his ability; shall devote his entire working time, attention, energy and skill to his employment and the benefit and business of the Company; and shall use his best efforts, skills and ability to promote its interests and to perform such duties as from time to time may be reasonably assigned to him and are consistent with his titles and positions with the Company.

(c) During the Employment Period, in addition to any other duties or responsibilities the Company gives to Executive, Executive shall be required to sign, and shall sign, all certifications and such other documents or instruments required of an executive of a public company or otherwise by (i) the Securities and Exchange Commission, (ii) any exchange or association on which the Company's shares of capital stock are listed, (iii) any federal, state or local authority, (iv) any other governmental, quasi-governmental or non-governmental entity or organization (foreign or domestic) that regulates or has authority over the Company, and/or (v) the Company in connection with any of the foregoing.

(d) During the Employment Period, Executive shall be required to be physically present at ACT’s headquarters, currently located at 420 Lexington Avenue, New York, New York, on a regular basis and no less than four (4) days per month to ensure the efficient conduct of the Company’s business.

3.2    Observance of Rules and Regulations. Executive agrees to observe and comply with all applicable laws and regulations, as well as the rules and regulations of the Company, with respect to the performance of his duties.

3.3    Resignation from Other Positions. On or prior to the date hereof, Executive shall resign from any and all other positions he may hold as an officer or director with any other company that is not an affiliate of ACT.

4.  Compensation; Benefits and Expenses.

4.1    Restricted Stock Award. Upon the Effective Date, ACT shall grant to Executive an award of 50,000,000 restricted shares of common stock, no par value, of ACT, priced at the Fair Market Value per share as of the date of grant, of which (i) 10,000,000 shares shall be vested immediately upon the Effective Date, (ii) 15,000,000 shares will fully vest on September 26, 2007, and (iii) 25,000,000 shares will fully vest on September 26, 2008 (together, the "ACT Shares"); provided, as to each vesting tranche, that Executive is then employed by the Company; and provided further that the number of ACT Shares shall be adjusted accordingly for stock splits, reverse stock splits and other recapitalizations effected by ACT. The Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the common stock of ACT is a national securities exchange, the closing price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the common stock of ACT is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of the common stock of ACT on the relevant date, as reported by the NASDAQ OTC Bulletin Board, the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Board determines. If the common stock of ACT is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Board.

4.2    Base Salary. As compensation for the services to be rendered hereunder, during the Initial Employment Period, the Company shall pay to Executive an annual base salary (the "Base Salary") of $250,000 during the first and second years of the Initial Employment Period; and during the Option Period, the Base Salary shall be $275,000. The Base Salary shall be payable in accordance with usual payroll practices of the Company.

4.3    Bonus.

(a) For each fiscal year or portion thereof after the Effective Date and during the Employment Period, the Company shall pay to Executive an annual performance bonus, in cash, options to purchase shares of ACT’s common stock and/or restricted shares of ACT’s common stock, in an amount determined at the sole discretion of the Compensation Committee, taking into account such factors as it considers appropriate, including but not necessarily limited to, Executive's contribution to ACT's consolidated net earnings and stock appreciation during such fiscal year (the "Performance Bonus").

(b) In addition to the Performance Bonus, the Company may grant cash bonuses, options to purchase shares of ACT’s common stock and/or restricted shares of ACT’s common stock to Executive, with a vesting schedule and other terms established by the Compensation Committee, in its sole discretion (the "Incentive Bonus").

(c) Executive acknowledges that the amount of the Performance Bonus, if any, and the amount of the Incentive Bonus, if any, shall at all times be determined by the Compensation Committee, in its sole discretion. The Company shall pay each of the Performance Bonus and the Incentive Bonus to Executive within thirty (30) days after the Company's audited results for the applicable fiscal year are delivered to the Company, but in no event later than September 15th of the immediately following fiscal year.

4.4    Life Insurance.

(a) During the Employment Period, the Company shall provide Executive with term life insurance with a death benefit equal to $1,000,000, provided that Executive is insurable. The Company shall pay all premiums with respect to such life insurance. Such life insurance may be provided either through the Company's group life insurance programs, by an individual policy, or by a combination of both group and individual policies. Executive shall at all times designate the beneficiary(ies) of such life insurance.

(b) In addition to Section 4.4(a) above, the Company shall maintain "key man" life insurance on the life of Executive with a death benefit equal to $2,000,000. The Company shall pay all premiums with respect to such life insurance. The Company shall at all times designate the beneficiary(ies) of such "key man" life insurance.

4.5    Other Benefits. Executive shall also be eligible to participate in any life and health insurance programs that the Company makes available to all of its executives of similar seniority. Executive shall also be eligible to receive discretionary performance based bonuses as approved and authorized by the Compensation Committee, including any incentive stock programs approved by ACT’s shareholders.

4.6    Business Expenses. Executive will be reimbursed, in accordance with the Company’s expense reimbursement policy, for travel and lodging expenses as contemplated by Section 3.1(d) hereof and for business expenses that have been pre-approved by the Board or the ACT CEO upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service requirements for such expenses.

4.7    Automobile Allowance. Executive will receive an automobile allowance of Seven Hundred Fifty Dollars ($750.00) per month, payable at the time and in the manner dictated by the Company’s payroll policies and procedures, but not less frequently than monthly. Executive shall provide his own automobile and pay all operating expenses of any nature whatsoever with regard to such automobile.

4.8    Vacation.  Executive shall be entitled to take up to four (4) weeks of vacation per calendar year, which shall be taken in accordance with the Company’s vacation policy in effect from time to time for executives of comparable seniority.

5.  No Competitive Activities; Confidentiality; Invention

5.1    General Restriction. During the Employment Period and for a period of two (2) years thereafter (the "Restricted Period"), Executive covenants and agrees that, except on behalf of the Company, he will not, directly or indirectly:

(a) Competing Business. Own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any individual or business that is involved in business activities that are the same as, similar to or in competition with, directly or indirectly, with any business activities conducted, or actively being planned, by the Company during the Restricted Period (it being acknowledged that the Company's business is national in scope). The ownership of less than one percent (1%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

(b) Soliciting Customers. Attempt in any manner to contact or solicit any individual, firm, corporation or other entity (i) that is or has been, a customer of the Company at any time during the Restricted Period, (ii) to which a proposal has been made by the Company during the Restricted Period or (iii) appearing on the Company's new business target list on the date of Executive's termination (as such list has been prepared and maintained in accordance with the Company's past practice), for the purpose of providing services or products similar to the services and products provided by the Company, or engaging in any activity which could be, directly or indirectly, competitive with the business of the Company.

(c) Interfering with Other Relations. Persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business relationships and activities of the Company.

(d) Employees. Attempt in any manner to solicit any individual, who is at the time of such attempted solicitation, or at any time during the one (1) year period preceding the termination of Executive's employment, an employee or consultant of the Company, to terminate his or her employment or relationship with the Company, or engage such individual, as an employee or consultant. Cooperate with any other person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to the Company to terminate his or her employment or business relationship with the Company, or to become employed as an employee or retained as a consultant by any person other than the Company.

5.2    Confidentiality Agreement. Executive shall not, either during the Employment Period or at any time thereafter, use or disclose to any third person any Confidential Information of the Company, other than at the direction of the Company, or pursuant to a court order or subpoena, provided that Executive will give notice of such court order or subpoena to the Company prior to such disclosure. Upon the termination of Executive’s employment with the Company for any reason, Executive shall return any notes, records, charts, formulae or other materials (whether in hard copy or computer readable form) containing Confidential Information, and will not make or retain any copies of such materials. Without limiting the generality of the foregoing, the parties acknowledge that the Company from time to time may be subject to agreements with its customers, suppliers or licensors to maintain the confidence of such other persons’ confidential information. The terms of such agreements may require that the Company's employees, including Executive, be bound by such agreements, and Executive shall be deemed so bound upon notice to him of the terms of such agreements. The term "Confidential Information" as used herein shall mean any confidential or proprietary information of the Company whether of a technical, engineering, operational, financial or economic nature, including, without limitation, all prices, discounts, terms and conditions of sale, trade secrets, know-how, customers, inventions, business affairs or practices, systems, products, product specifications, designs, plans, manufacturing and other processes, data, ideas, details and other information of the Company. Confidential Information shall not include information which can be proven by Executive to have been developed by his own work as of the Effective Date completely independent of its disclosure by the Company or which is in the public domain, provided such information did not become available to the general public as a result of Executive's breach of this Section 5.2.

5.3    Disclosure of Innovations. Executive shall make prompt and full written disclosure to the Company and solely the Company of all writings, inventions, processes, methods, plans, developments, improvements, procedures, techniques and other innovations of any kind that Executive may make, develop or reduce to practice, alone or jointly with others, at any time during the Employment Period and for a period of one (1) year thereafter, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, "Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, formulas, tools, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software. The written disclosures provide for herein shall be made to the ACT CEO or the Board.

5.4    Assignment of Ownership of Innovations. All Innovations shall be the sole and exclusive property of the Company. Executive hereby assigns all rights, title or interest in and to the Innovations to the Company. At the Company's request and expense, during the Employment Period and at any time thereafter, Executive will assist and cooperate with the Company in all respects and will execute documents and give testimony to obtain, maintain, perfect and enforce for the Company any and all patent, copyright, trademark, trade secret and other legal protections for the Innovations.

5.5    Remedies. Executive acknowledges that the restrictions contained in the foregoing Sections 5.1 through 5.4, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that the legal remedies for a breach of any of the provisions of this Section 5 will be inadequate and that such provisions may be enforced by restraining order, injunction, specific performance or other equitable relief. Such equitable remedies shall be cumulative and in addition to any other remedies which the injured party or parties may have under applicable law, equity, this Agreement or otherwise. Executive shall not, in any action or proceeding to enforce any of the provisions of this Section 5, assert the claim or defense that an adequate remedy at law exists. The prevailing party shall be entitled to recover its legal fees and expenses in any action or proceeding for breach of this Section 5.

5.6    Company Property. All Confidential Information; all Innovations; and all correspondence, files, documents, advertising, sales, manufacturers' and other materials or articles or other information of any kind, in any media, form or format furnished to Executive by the Company, which may not deemed confidential, shall be and remain the sole property of the Company ("Company Property"). Upon termination or at the Company's request, whichever is earlier, Executive shall immediately deliver to the Company all such Company Property.

5.7    Public Policy/Severability. The parties do not wish to impose any undue or unnecessary hardship upon Executive following his departure from the Company's employment. The parties have attempted to limit the provisions of this Section 5 to achieve such a result, and the parties expressly intend that all provisions of this Section 5 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this Section 5 shall be found not to be reasonably necessary for the protection of the Company, to be unreasonable as to duration, scope or nature of restrictions, or to impose an undue hardship on Executive, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this Section 5 invalid, the remaining provisions of this Section 5 shall nonetheless remain valid and enforceable.

6.  Termination.

6.1    Termination For Cause. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated prior to the expiration of the Employment Period upon seven (7) days' prior written notice from the Company to Executive for "cause," at which time the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unvested stock) shall immediately cease, other than payment to Executive of Base Salary accrued, and reimbursement of expenses incurred in accordance with Section 4.6, prior to the effective date of termination of this Agreement (the "Termination Date"). As used herein and throughout this Agreement, the term “cause” shall mean (i) any act or omission by Executive that constitutes malfeasance, misfeasance or nonfeasance in the course of Executive’s duties hereunder, or in the judgment of the Board or the ACT CEO, Executive has been grossly negligent (including habitual neglect of duties), incompetent or insubordinate in carrying out his duties hereunder, (ii) a material breach of this Agreement that is not cured within ten (10) days of receipt of notice thereof, (iii) Executive's breach of a fiduciary duty owed to the Company or its affiliates, or (iv) Executive’s conviction of, or pleading nolo contendere to, a criminal offense or crime constituting a misdemeanor or felony, or conviction in respect to any act involving fraud, dishonesty or moral turpitude (other than minor traffic infractions or similar minor offenses).

6.2    Termination without Cause.

(a) Without Cause. This Agreement may be terminated by the Company without cause and for any reason or no reason prior to the expiration of the Employment Period upon thirty (30) days' prior written notice from the Company to Executive. In the event that the Company terminates Executive’s employment without cause (other than in connection with a “Change in Control” as described in Section 6.2(c) and (d) below), the Company shall pay to Executive (i) Base Salary accrued, and expenses incurred in accordance with Section 4.6, prior to the Termination Date, (ii) any earned and accrued unpaid bonus owed to Executive for the current and prior fiscal years ((i) and (ii) together, the "Accrued Payments"), which Accrued Payments shall be paid to Executive in accordance with Sections 4.2, 4.3 and 4.6, as applicable, and (iii) an additional amount of Base Salary which would have been payable to Executive during the six (6) month period immediately following the Termination Date (the "Severance Payment"), which Severance Payment shall be payable in cash to Executive in a lump sum no later than 30 days after the Termination Date. Notwithstanding the foregoing sentence, if the Executive’s Severance Payment under this Section 6.2(a) exceeds the exempt amount under Section 409A of the Internal Revenue Code (the “Code”) for an involuntary separation pay arrangement, any amount in excess of the exempt amount for involuntary separation pay arrangements will be paid to the Executive in a lump sum on the first business day of the seventh month following the Termination Date. If it is determined that the payment of the amount in excess of the exempt amount in this manner nonetheless violates Code Section 409A, then such provision shall be deemed void and all Severance Payments under this Section 6.2(a) shall be paid to the Executive in a lump sum on the first business day of the seventh month following the Termination Date. Except as provided in the preceding sentences, the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unvested stock) shall immediately cease.

(b) Good Reason. This Agreement may be terminated upon seven (7) days' prior written notice from Executive to the Company for “Good Reason,” which notice must be given within thirty (30) days after the occurrence of the event giving rise to the “Good Reason.” As used herein, Good Reason shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction in Executive’s duties or authority, or a change in reporting relationship which requires Executive to report to any person or persons other than the ACT CEO, or such other senior executive officer of ACT, as determined from time to time by the Company; (ii) a requirement that Executive be relocated to an office outside of the New York City metropolitan area; (iii) a reduction in Base Salary; or (iv) the Company is a party to a merger or consolidation in which it is not the surviving entity, and the surviving or new entity does not undertake to assume and perform the Company’s obligations under this Agreement. In the event that the Executive terminates this Agreement for Good Reason (other than in connection with a “Change in Control” as described in Sections 6.2(c) and (d) below), the Company shall pay to Executive Accrued Benefits, which shall be payable in accordance with Sections 4.2, 4.3 and 4.6, as applicable, and Severance Payments in a lump-sum on the first business day of the seventh month following the Termination Date. Except as provided in the preceding sentence, the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unvested stock) shall immediately cease.

(c) Change in Control.

(i) In the event that within three months prior to a Change in Control (as defined below), the Company terminates this Agreement without cause (including the Company’s refusal or failure to exercise the Option Period), or Executive terminates this Agreement with Good Reason under clause (iii) or (iv) of Section 6.2(b) within three months prior to, or 12 months following a Change in Control, the Severance Payment shall be increased to an amount which, when added to the Base Salary paid to Executive from the date of Change of Control to the Termination Date, if any, equals 299% of the amount of Base Salary which would have been payable to Executive during the twelve (12) month period immediately following the Termination Date (the “Change in Control Benefit”). In addition, upon a termination described in this subsection (c)(i) or (c)(ii), all unvested stock options or stock awards held by Executive shall immediately become accelerated and vested. Any payment due pursuant to this subsection (c) shall be paid in a lump sum on the first business day of the seventh month following the last to occur of the termination or Change in Control.

(ii) In the event that within 12 months following a Change in Control (as defined below), the Company terminates this Agreement without cause (including the Company’s refusal or failure to exercise the Option Period), the Severance Payment shall be increased to an amount which equals the Change in Control Benefit. Any payment due under this subsection (c)(ii) shall be paid in a lump sum no later than 30 days following the termination.

(d) Definition. As used in this Agreement, “Change in Control” means any one of the following:

(i) The date a “change in ownership” of the Company occurs. For purposes of this Section 6.2(d)(i), the term “change in ownership” shall be determined under the Treasury Regulations promulgated under Code Section 409A;

(ii) The date a “change in effective control” occurs. For purposes of this Section 6.2(d)(ii), the term “change in effective control” shall be determined under the Treasury Regulations promulgated under Code Section 409A; or

(iii) The date a “change in ownership of a substantial portion of the corporation’s assets” occurs. For purposes of this Section 6.2(d)(iii), the term “change in ownership of a substantial portion of the corporation’s assets” shall be determined under the Treasury Regulations promulgated under Code Section 409A. However, a change in ownership of a substantial portion of the corporation’s assets will not occur unless a person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall not include any transaction under subparagraphs (i) or (ii) unless Executive has voted his shares of the Company against such transaction.

6.3    Termination of Other Positions. Upon the Termination Date, Executive hereby resigns as Chief Financial Officer of ACT and any and all other positions as officer or director Executive may then hold with the Company, and as fiduciary of any benefit plan of the Company. Executive shall promptly execute any further documentation as requested by the Company and, if Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

7.  Disability or Death.

7.1    Disability. If, during the Employment Period, Executive becomes disabled or incapacitated as determined under the Company's Long Term Disability Policy ("Permanently Disabled"), the Company shall have the right at any time thereafter (but in no event less than 120 days after the event causing such disability or incapacity), so long as Executive is then still Permanently Disabled, to terminate this Agreement upon thirty (30) days' prior written notice to Executive. In the event the Company does not have a Long Term Disability Policy at the time of the event causing the Executive to become Permanently Disabled, "Permanently Disabled" shall mean Executive's inability to fully perform his duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for 120 consecutive days or for more than six (6) months during any twelve (12) month period. If the Company elects to terminate this Agreement in the event that Executive becomes Permanently Disabled, the Company shall have no further obligations or liabilities to Executive, whether under this Agreement or otherwise (including, but not limited to, unvested stock), other than payment to Executive of the Accrued Payments, which Accrued Payments shall be paid to Executive in accordance with Sections 4.2, 4.3 and 4.6, as applicable.

7.2    Death. If Executive dies during the Employment Period, this Agreement shall automatically terminate as of the date of Executive's death, and the Company shall have no further obligations or liabilities to Executive, whether under this Agreement or otherwise (including, but not limited to, unvested stock), other than payment to Executive's estate of the Accrued Payments, which Accrued Payments shall be paid to Executive in accordance with Sections 4.2, 4.3 and 4.6, as applicable.

8.    Gross-Up Payment. If any payments to be made to Executive pursuant to Section 6.2(c) or otherwise under this Agreement would be deemed to be “parachute payments” as defined in Section 280G of the Code, and subject to excise taxes under Section 4999 of the Code, the Company shall, to the extent lawfully permitted under the Code, pay Executive additional compensation so as to make Executive whole on an after-tax basis with respect to all such excise taxes, including any tax attributable to such additional compensation. The amount of the payments under this Section 8 (the “Parachute Gross-Up”) shall be computed by the Company’s accountants (or by another certified public accounting firm of national reputation mutually agreeable to the Company and Executive). If either the Company or Executive desires to dispute the computation rendered by such accounting firm, the disputing party may select an alternative certified public accounting firm of national reputation to perform the applicable computations. If the two accounting firms cannot agree upon the computations, Executive and the Company will jointly appoint a third certified public accounting firm of national reputation, reasonably acceptable to Executive and the Company, within ten (10) calendar days after the two conflicting computations have been rendered. Such third accounting firm shall be asked to determine within thirty (30) calendar days the computation of the Parachute Gross-Up to be paid to Executive. The Parachute Gross-Up payment, if any, shall be paid to Executive in a lump-sum on the first business day of the seventh month following a Change in Control.

9.    Indemnification.  Each of the Company and Executive shall indemnify the other for any losses, damages, liabilities, judgments, claims, costs, penalties and expenses incurred by such other party (including, without limitation, costs and reasonable attorneys’ fees and costs), resulting from the indemnifying party’s failure to perform any of their obligations contained in this Agreement. The Company shall be obligated to indemnify Executive against those liabilities incurred by him in connection with any proceeding to which he is made a party as the result of his performing his duties hereunder solely in accordance with, and as permitted by, the Company’s bylaws.

10.   Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware. Any action to enforce any term hereof shall be brought exclusively within the state or federal courts of Delaware to which jurisdiction and venue all parties hereby submit themselves.

11.   Binding Effect.  Except as otherwise herein expressly provided, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

12.   Assignment. Any assignee of the Company shall have the right to enforce the restrictive covenants set forth in this Agreement, and the Company shall have the right to assign this Agreement and the right to enforce such covenants to any successor or assign of the Company.

13.   Notices.  All notices, designations, consents, offers, acceptances, waivers or any other communication provided for herein, or required hereunder, shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, overnight courier, or delivered by hand to (i) Executive at his last known address on the books of ACT or (ii) ACT at its principal place of business.

14.   Additional Documents.  Each of the parties hereto agrees to execute and deliver, without cost or expense to any other party, any and all such further instruments or documents and to take any and all such further action reasonably requested by such other of the parties hereto as may be necessary or convenient in order to effectuate this Agreement and the intents and purposes thereof.

15.   Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and such counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed originals.

16.   Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties and supersedes any and all prior agreements, discussions, negotiations, commitments and understandings among the parties hereto with respect to the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties concerning the subject matter hereto, which are not fully expressed herein or in any supplemental written agreements of even or subsequent date hereof.

17.   Severability.  If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.   Modification.  This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

19.   Contract Headings.  All headings of the Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

20.   Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

21.   Representation of Executive.  Executive, with the full knowledge that the Company is relying thereon, represents and warrants that he has not made any commitment inconsistent with the provisions hereof and that he is not under any disability which would prevent him from entering into this Agreement and performing all of his obligations hereunder.

22.   Joint Participation in Drafting. Each party to this Agreement participated in the drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:
Wayne I. Danson
Chief Executive Officer

EXECUTIVE:

JOHN E. DONAHUE